Exhibit 10.1

RETENTION AGREEMENT

This Retention Agreement (this “Agreement”) is executed by MARK R. FARIS (“Employee”), who resides at the address listed at the end of this Agreement, and SRI/SURGICAL EXPRESS, INC. (the “Company”), a Florida corporation with its principal executive office at 12425 Racetrack Road, Tampa, Florida 33626, to record their agreement regarding the continued payment by the Company to Employee of compensation and benefits on the occurrence of certain events.

BACKGROUND

Employee is a valuable employee of the Company. To offer employee further assurance, the Company desires to offer Employee the arrangements to be paid severance compensation on his involuntary termination of employment that are set forth in this Agreement. Employee is also agreeing to certain restrictive covenants in this Agreement in consideration of these severance arrangements and Employee’s continued employment with the Company.

OPERATIVE TERMS

The parties agree as follows:

1. Definitions. As used in this Agreement, the capitalized terms defined below have the respective meanings ascribed to them:

“Annual Salary” means the annualized, base salary payable to Employee by the Company as of any particular date, and excludes all other cash and non-cash compensation paid or payable to Employee.

“Cause” means a termination of Employee’s employment that is the result of (a) Employee being charged with a felony, (b) Employee’s disclosure of trade secrets or other confidential information related to the business of the Company or any affiliated companies, or (c) Employee’s action that constitutes misconduct, insubordination, violation of Company policies, or compromised ethical behavior, or (d) Employee’s action that constitutes willful neglect or willful failure to perform a duty to the Company that continues after notice from the Company.

“Disability” means Employee’s incapacity due to physical or mental illness that causes him to be absent from the full time performance of his duties with the Company for three (3) consecutive months or for four (4) months during any twelve (12) month period. Any question regarding the existence of Employee’s Disability on which Employee and the Company cannot agree will be determined by a qualified independent physician selected by Company and approved by the Employee (or, if he is unable to select a physician, by any adult member of his immediate family), approval not to be unreasonably withheld. The determination of the physician made in writing to the Company and to Employee will be final and conclusive for all purposes of this Agreement.

“Effective Date” means the date of this Agreement.

“Involuntary Termination” means the termination of Employee by the Company for any reason other than for Cause, death, or Disability that constitutes an “involuntary separation from service” within the meaning of Treasury Regulations Section 1.409A-1(n)(1). To the extent necessary to comply with Section 409A of the Code, references to “termination of employment,” “separation from service” or variations thereof in this Agreement shall mean the Employee’s “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h).

“Subsidiary” means a corporation of which 80% or more of its voting securities are owned directly or indirectly by the Company.

2. Term. This Agreement shall be in effect for a term beginning on the execution date of this Agreement and ending automatically, without further obligation, when Employee ceases to be employed by the Company for any reason other than an Involuntary Termination.

3. Contingent Severance Payment on Involuntary Termination. In the event of an Involuntary Termination, the Company shall continue to pay Employee at the rate of his Annual Salary in accordance with the Company’s standard payroll procedures for 270 calendar days after the date of the Involuntary Termination and furnish Employee health and dental insurance benefits. Employee’s right to the foregoing compensation will be conditioned on (a) Employee’s continuing to be available to the Company in person or by telephone, as reasonably required by the Company, to assist with any post-termination transition for up to 30 days following the termination date, but for no more than four hours during any week without added compensation, (b) Employee’s execution of a release in favor of the Company in a form satisfactory to the Company and its counsel, which generally and unconditionally releases from all claims the Company and its directors, officers, and other affiliates, and (c) Employee’s continuing strict compliance with Section 5 of this Agreement. The Company will not have any obligation to Employee in connection with his termination of employment in the absence of an Involuntary Termination or otherwise than as stated above.

For clarification, the obligation of the Company to “furnish” health and dental benefits means that the Company shall, for the 270 day severance period, pay COBRA premiums in order for Employee to maintain health and dental insurance coverage at the level in effect on the date of the Involuntary Termination. The Company’s obligation to furnish this benefit is conditioned on the Employee being eligible for and timely electing continuation of Employee’s health insurance benefits pursuant to COBRA; and provided further that (x) the Company’s obligation to pay Employee’s COBRA premiums will cease immediately in the event Employee becomes eligible for group health insurance during such 270 day severance period, and (y) Employee agrees to promptly notify the Company if Employee becomes eligible to be covered by group health insurance during such period.

If the Employee has not executed and delivered the release referenced in subsection (b) above with all periods for revocation thereof expired as of the date that is 60 days after the date of Involuntary Termination (“Required Release Date”), the Employee shall forfeit the right to receive the foregoing severance compensation. Any severance compensation that is not deferred compensation within the meaning of Section 409A shall commence upon the second payroll date following the first date on which the release is executed and delivered with all periods for revocation thereof expired (the “Release Effective Date”), and continue for the remaining term of the 270 day severance period; provided that such first payment shall include all such amounts that otherwise would have been paid prior to the Release Effective Date had the severance compensation commenced on the first payroll date following the date of Involuntary Termination. Subject to Section 9, payments of severance compensation that constitute deferred compensation within the meaning of Section 409A shall commence on the second payroll date after the Required Release Date (regardless of when the Release Effective Date occurs); and continue for the remaining term of the 270 day severance period; provided that such first payment shall include all such amounts that otherwise would have been paid prior to the Required Release Date had the severance compensation commenced on the first payroll date following the date of Involuntary Termination.

4. Employment Status. This Agreement does not constitute an employment agreement between the Company and Employee, but rather provides for the payment of severance compensation to Employee on the termination of his employment with the Company under the conditions described in this Agreement. This Agreement does not guarantee the continued employment of Employee by the Company or the payment of any other amount of compensation.

5. Competition and Trade Secrets. Employee acknowledges that in the course of his employment by the Company he will obtain knowledge of confidential information regarding the Company’s business and affairs and develop relationships with its employees, customers, and suppliers. Employee covenants and agrees that:

(a) Employee, directly or indirectly, in any capacity, either for himself, or on behalf of any corporation, partnership, joint venture, business trust, or other person or entity, shall not:

(i) during the term of this Agreement, for any additional period of time that Employee continues to be an employee of the Company, and for a period of two years immediately after Employee’s employment with the Company ceases for any reason (whether or not voluntary)(the “prohibited period”), (A) engage in any business, or acquire an interest in any business, or become affiliated as an agent, employee, partner, consultant, director, officer, stockholder, or proprietor of any business, that competes with the Company’s product offerings (and planned product offerings) at the time of termination, in the United States or any other place in which the Company does business; (B) influence or attempt to influence any agent, customer, supplier, or distributor who has, or had during the 12 months preceding the date of employment termination, a business relationship with the Company, to cease or adversely alter its business relationship with the Company; or (C) influence or attempt to influence any employee of the Company to terminate his employment with the Company for any purpose or accept employment with another person; and

(ii) at any time while this Agreement remains in effect and thereafter, divulge, disclose, or communicate, for any reason or in any manner, to any person or entity, any information (written or otherwise) concerning trade secrets or other confidential information relating to the Company’s business or financial affairs, including the name of any customer or supplier or the business plans, methods, processes, and operating procedures of the Company; provided, however, such obligation shall not apply to information in the public domain through no fault of Employee.

(b) Employee makes the preceding covenants in consideration for, and as a necessary condition of, Employee’s employment by the Company and the severance arrangements described in this Agreement. The preceding covenants are independent of any obligation of the Company to Employee, including any obligations of the Company to Employee under this Agreement or arising from any aspect of the employment relationship, and are not subject to any set-off, defense, deduction, or counterclaim based on any claim Employee might have against the Company. Employee stipulates that the duration and geographic scope of these restrictions are reasonable limitations necessary to protect the Company’s business interests, that the restrictions do not unduly oppress Employee’s occupational future or opportunities, and that Employee has been adequately compensated for these restrictions. The “prohibited period” of the obligation set forth in Section 5(a)(i) above will be extended by any period of time during which Employee is in breach of the obligation.

(c) Each provision of the preceding covenants should be construed and interpreted so that it is valid and enforceable under applicable law. However, if a court of competent jurisdiction determines that the duration, geographical area, or proscribed activities of the restrictions under this Agreement would cause strict application of those restrictions to be invalid or unenforceable in a particular jurisdiction, the restrictions automatically will be reformed to shorten their duration, diminish their geographical area, or confine their proscribed activities to the extent necessary (but only to that extent) to make the restrictions valid and enforceable.

6. Remedy at Law Insufficient. Employee acknowledges that damages at law will be an insufficient remedy if Employee violates the terms of Section 5, and that the Company would suffer a decrease in value and irreparable damage as a result of such violation. Accordingly, on a violation of any of those covenants, the Company, without excluding or limiting any other available remedy, shall be entitled to the following remedies:

(a) Upon posting a bond of up to $10,000 and filing with a court of competent jurisdiction an appropriate pleading and affidavit specifying each obligation breached by Employee, automatic entry by a court having jurisdiction of an order granting an injunction or specific performance compelling Employee to comply with that obligation, without proof of monetary damage or an inadequate remedy at law;

(b) The recovery from Employee of all profit, remuneration, or other consideration that Employee gains from breaching the covenant and all damages that the Company suffers as a result of the breach; and

(c) Reimbursement of all costs and expenses incurred by the Company in enforcing those obligations or otherwise defending or prosecuting any litigation arising out of Employee’s obligations, including premiums for bonds, fees for experts and investigators, and legal fees, costs, and expenses incurred before a lawsuit is filed and in trial, appellate, bankruptcy, and judgment-execution proceedings.

The foregoing remedies are cumulative to all other remedies afforded by law or in equity, and the Company may exercise any such remedy concurrently, independently, or successively.

7. Legal Matters. The validity, construction, enforcement, and interpretation of this Agreement are governed by the laws of the State of Florida and the United States of America, excluding the laws of those jurisdictions pertaining to the resolution of conflicts with laws of other jurisdictions. Employee and the Company (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction over Hillsborough County, Florida, (b) stipulate that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Agreement is Hillsborough County, Florida, and (c) waive any defense, whether asserted by a motion or pleading, that Hillsborough County, Florida, is an improper or inconvenient venue. EMPLOYEE KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT TO A JURY TRIAL IN ANY LAWSUIT BETWEEN EMPLOYEE AND THE COMPANY WITH RESPECT TO THIS AGREEMENT.

8. Notices. Every notice, demand, or consent required or permitted under this Agreement will be valid only if it is in writing and delivered personally or by telex, telecopy, telegram, cablegram, commercial courier, or first-class, postage prepaid, United States mail (whether or not certified or registered and regardless of whether a return receipt is requested or received by the sender), and addressed by the sender to the intended recipient at the address set forth in the preamble of this Agreement or to such other address as the intended recipient has previously designated to the sender by notice given in accordance with this section. A validly given notice, demand, or consent will be effective on the earlier of its receipt, if delivered personally or by telex, telecopy, telegram, cablegram, or commercial courier, or the third day after it is postmarked by the United States Postal Service, if delivered by first class, postage prepaid, United States mail. Each party shall notify the other of any change in its or his mailing address that is listed in this Agreement.

9. Miscellaneous. A waiver, amendment, cancellation, or modification of this Agreement will be valid and effective only if it is in writing and signed by or on behalf of both parties to this Agreement. This Agreement records the final, complete, and exclusive understanding between the parties regarding the subject matter of it and supersedes any prior or contemporaneous agreement, understanding, or representation, oral or written, by either of them. In particular, this Agreement cancels and supersedes any previous agreement between Employee and the Company that provides for severance compensation to Employee. Nothing in this Agreement, whether express or implied, is intended or should be construed to confer upon, or to grant to, any person, except the Company, Employee and their respective heirs, assignees, and successors, any claim, right, remedy, or privilege under, or because of, this Agreement or any provision of it. This Agreement is binding on every assignee and successor of the Company. The parties may execute this Agreement in counterparts. Each executed counterpart will constitute an original document, and all executed counterparts, together, will constitute the same agreement. This Agreement will become effective, as of its stated date of execution, when each party has executed and delivered to the other party a counterpart of it.

10. Section 409A. The parties intend for the severance benefits under this Agreement to be exempt from the requirements of Section 409A under the exemptions set forth in Treasury Regulations Sections 1.409A-1(b)(4) (short-term deferral) or 1.409A-1(b)(9) (certain separation pay plans). The parties intend for this Agreement to be interpreted, construed, administered and applied in a manner as shall meet and comply with any such exemptions from Section 409A. Notwithstanding any other provision of this Agreement, none of the Company, its subsidiaries or affiliates or any individual acting as a director, officer, employee, agent or other representative of the Company or a subsidiary or affiliate shall be liable to Employee or any other person for any claim, loss, liability or expense arising out of any interest, penalties or additional taxes due by Employee or any other person as a result of this Agreement or the administration thereof not satisfying any of the requirements of Section 409A. If Employee is a “specified employee” (as determined by the Company under Section 409A) on the date of Employee’s separation from service, if and to the extent that the severance benefits under this Agreement constitute deferred compensation within the meaning of Section 409A, each such severance payment shall be paid on the later of (a) the date scheduled to be paid under Section 3, or (b) the first business day after the date that is six (6) months after the date of Employee’s separation from service. Each installment under this Agreement shall be regarded as a separate “payment” for purposes of Section 409A.

(signature page follows)

EXECUTED: As of December 23, 2009, in Tampa, Florida

“COMPANY”

SRI/SURGICAL EXPRESS, INC., a Florida corporation

By:	/s/ Gerald Woodard
Gerald Woodard
Chief Executive Officer

“EMPLOYEE”

/s/ Mark R. Faris
MARK R. FARIS

Address: